EXHIBIT 4

                               TAG ALONG AGREEMENT

     THIS TAG ALONG AGREEMENT (this "AGREEMENT") is entered into as of the 28 day of June, 2009, by and among Ofer Hi-Tech Investments Ltd. ("OFER HI-TECH" or the "SHAREHOLDER") and Bank Hapoalim B.M. (the "BANK).

     WHEREAS, the Shareholder is a holder of Shares and Convertible Securities (as such terms are defined below) of Lumenis Ltd. (the "COMPANY"); and

     WHEREAS, the Bank holds warrants to acquire Shares of the Company numbered 5 and 6 respectively (the "BANK WARRANT").

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

     1.1. "AFFILIATE" shall mean, with respect to any person, mean any company which controls, is controlled by, or under common control with, such person; "control" and "holding" shall bear the meanings assigned to such term in Section 1 of the Securities Law, 1968;

     1.2. "CONVERTIBLE SECURITIES" means any securities convertible into, or exercisable for, Shares, subject to Clause 2.10;

     1.3. "PERMITTED TRANSFEREE" shall mean (i) any entity which beneficially or legally controls, is controlled by, or is under common control with the Promoter in each case, either directly or indirectly; (ii) spouse (or widow or widower), parents, siblings, lineal descendant of such persons or their spouse, including step and adopted children, and their respective spouses; (iii) a transferee by operation of law, including the laws of descent and distribution; (iv) an Affiliate of a person or of a Permitted Transferee of such person pursuant to the other subsections hereof; (v) as to any Person which holds any securities or interests in a trust - the beneficiary or beneficiaries of such trust, or a trustee holding for the benefit of such Person (or the persons listed in Subsection (ii) above), or a successor trustee; (vi) as to any person which is a general or limited partnership: any of its current or retired partners or members; any person (and its respective current or retired partners or members) managed or co-managed by the same management company or the same managing general partner; any person (and its respective current or retired partners or members) managed by an entity which controls, is controlled by, or is under common control with, (A) such management company or managing general partner (B) any entity managed by, or directly or in directly controlled by, or is under common control with any of the persons listed in Subsection (i) and (ii) above;
(vii) a transferee of all or substantially all of the Shareholder's portfolio;
(viii) a transferee pursuant to the exercise of pledge granted on the Shares in favor of Bank Leumi. Without derogating from the aforesaid, any of the following shall also be treated as a "Permitted Transferee": (1) Ofer Hi-Tech Ltd., Ofer Hi-Tech Investments Ltd., Ofer (Ships Holding) Ltd., Ofer Holdings Group Ltd., Ofer-Or Investments Group Ltd. and its subsidiaries, LYN OR (Communication) Ltd., Orlin Technologies Ltd., Naiot Technological incubator Ltd., Ofer Management Group Ltd. and Ofer Media Ltd.; (2) each of Sammy Ofer, Eyal Ofer, Idan Ofer and/or Ehud Angel and their family members, the descendants, ancestors and spouse of each of the foregoing, and/or any corporate entity or trust which is controlled by any of the foregoing or of which any of the foregoing is the main beneficiary(ies).

     1.4. "PROMOTER" shall mean Udi Angel.


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     1.5. "SHARES" shall means the ordinary shares of the Company (and any shares of capital stock substituted for the ordinary shares as a result of any stock split, stock dividend or similar recapitalization events), subject to Clause 2.10.

     1.6. "including" and "includes" means including, without limiting the generality of any description preceding such terms;

     1.7. a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the aforegoing; and

     1.8. The preamble to this Agreement constitutes an integral part thereof.

2. TAG ALONG

     2.1. The Shareholder may not sell Shares in one or a series of related transactions to any person without first complying with the provisions of this clause 2, and subject to its terms.

     2.2. The Shareholder shall give written notice (the "OFFER NOTICE") to the Bank of such intended sale. The Offer Notice shall specify the identity of the proposed purchaser (the "THIRD PARTY PURCHASER"), the purchase price (the "PURCHASE PRICE"), including the purchase price per Share (the "PER SHARE PRICE") and other terms and conditions of payment, the proposed date of sale, the number of Shares proposed to be purchased by the Third Party Purchaser (the "OFFERED SHARES") and the number of Shares and Convertible Securities owned by the Shareholder.

     2.3. The Bank shall be entitled, by written notice given to the Shareholder within 14 (fourteen) days of receipt of the Offer Notice, to join the sale to such Third Party Purchaser (the "EXERCISE NOTICE") in an amount of Shares of up to the Bank's Pro-Rata Portion (as defined below), as the Bank shall specify in the Exercise Notice, on terms and conditions no less favorable to the Bank than those under which the Shareholder's Offered Share are sold.

     2.4. The Bank's pro-rata share shall be the ratio of the number of Shares held by the Bank (including the number of Shares into which the Bank Warrant is exercisable) to the sum of (i) the total number of all Shares held by the Shareholder (including the number of Shares into which the Convertible Securities held by such Shareholder are exercisable) as of such date plus (ii) the number of Shares held by the Bank (including the number of Shares into which the Bank Warrant is exercisable) as of such date (the "BANK'S PRO-RATA PORTION").

     2.5. The Shareholder shall use its reasonable efforts to interest the Third Party Purchaser in purchasing, in addition to the Offered Shares, the Shares that the Bank wishes to sell as indicated in its Exercise Notice. If the Third Party Purchaser does not wish to increase the number of Offered Shares to be purchased by it, then the number of Offered Shares proposed to be sold by the Shareholder shall be reduced if and to the extent necessary to provide for sale by the Bank of the Shares as indicated in its Exercise Notice. Notwithstanding anything to the contrary, the Shareholder shall be entitled to consummate the sale of Offered Shares to the Third Party Purchaser, prior to the expiration of the 14 day period pursuant to Clause 2.3, provided that in such event the Shareholder shall purchase from the Bank any Shares with respect to which an Exercise Notice has been duly sent, and on terms no less favorable to the Bank than those pursuant to which the Offered Shares were sold.

     2.6. For the avoidance of doubt, the exercise of the tag along rights hereunder shall be conditioned upon the Bank exercising such portion of the Bank Warrant that is subject to the sale of the Shares in the proposed sale pursuant to this Clause 2.


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     2.7. To the extent the Bank exercised its right under this Clause 2, its sale of Shares to the Third Party shall be made on terms and conditions no less favorable to the Bank than those on which the Shareholders is selling its Shares, provided however, that the Bank shall not be required to make any representations or warranties to the Third Party Purchaser regarding the Company but shall otherwise be deemed to have given such representations and would be subject to all the provisions of the agreement as if it made such representations, including for purposes of indemnifying the Third Party Purchaser in case of breach of representations, pro-rata with the Shareholder and in an amount not to exceed the amount of consideration received by the Bank from such Third Party Purchaser.

     2.8. For the avoidance of doubt, (a) in the event the transactions contemplated by an Offer Notice shall not be consummated by the Shareholder for any reason, the Bank shall not be required to sell any Shares to the Third Party Purchaser and (b) in the event that the Shareholder proposes to effect a sale on terms and conditions less favorable than as set forth in the Offer Notice or in the event that the transaction is not consummated within 120 (one hundred and twenty) days after the Bank's notification of its exercise of its rights hereunder or the expiration of the 14 (fourteen) days period pursuant to Clause
2.3 above, then the Shareholder shall not proceed with any sale without the Shareholder again complying with the terms and conditions of this Clause 2.

     2.9. Notwithstanding the foregoing, the provisions of this Clause 2 shall not apply to (i) transfer to Permitted Transferees; (ii) sales on a stock exchange or in open market transactions; (iii) sales pursuant to a registration statement effected consistent with the Registration Rights' Agreement between the Company, the Shareholder, the Bank and the other parties specified therein, dated December 5, 2006, as amended; (iv) sales pursuant to a tender offer; or
(v) sale of Shares not exceeding 5% of the then issued and outstanding share capital of the Company.

     2.10. Any Shares or Convertible Securities (i) acquired in open market transactions by account managers with discretionary power on behalf of the Shareholder, without the direct instruction of the Shareholder; or (ii) held by the Shareholders not for Shareholder's own account (including, for the avoidance of doubt, Shares held by the Shareholders and referred to in clause (a) of footnote 2 of Item 7A in the Company's Annual Report on Form 20-F for the year ended December 31, 2008); shall not be deemed to be subject to the provisions of this Agreement (and, for the sake of clarity, shall not be deemed "Shares" for purposes of clause 2.4 above.

3. REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDER

The Shareholder represents and warrants that:

     3.1. its signature of this Agreement and the performance by it of its obligations pursuant to this Agreement do not in any way contradict any rights of third parties, any contracts or agreements to which it is a party, its Articles of Association or any applicable law;

     3.2. the signature of this Agreement and the performance of its obligations under this Agreement are within its power and authority and have been duly and validly authorized by all necessary corporate action; and

     3.3. This Agreement has been duly and validly executed by it and constitutes its valid, legal and binding obligation, enforceable against the Shareholder in accordance with its terms.

4. TERM. This Agreement shall terminate on the earlier of: (i) such time as one or more of the Relevant Shareholders reduce their holdings in the Company's issued and outstanding share capital, in the aggregate, to less than 47% of the issued and outstanding share capital; or (ii) June 30, 2014. The "Relevant Shareholders" shall mean as defined in Amendment no. 2 to the Restructuring Agreement.


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5. MISCELLANEOUS

     5.1. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and shall be construed in accordance with Israeli law and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters.

     5.2. SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by the Shareholder without the prior written consent of the Bank.

     5.3. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

     5.4. NOTICES, ETC. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth in SCHEDULE 1 attached hereto, or at such other address as the party shall have furnished to each other party in writing in accordance with this provision. Any notice sent in accordance with this clause 4.4 shall be effective and deemed received: (a) if mailed, 5 (five) business days after mailing; (b) if sent by messenger, upon delivery; and (c) if sent via facsimile, upon transmission and electronic confirmation of receipt (and the next business day, if not transmitted on a business day).

     5.5. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Unless provided otherwise herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

     5.6. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

     5.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     5.8. HEADINGS. The headings of the clauses and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     5.9. FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties reflected thereby.


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     IN WITNESS WHEREOF, the parties have signed this Tag Along Agreement effective as of the date first mentioned above.


OFER HI-TECH INVESTMENTS LTD.


/s/ Yoav Doppelt
----------------------------------

Name:  Yoav Doppelt
       ---------------------------
Title: CEO
       ---------------------------


BANK HAPOALIM B.M.


/s/ Rachel Arbel
----------------------------------

Name:  Rachel Arbel
       ---------------------------
Title: Authorized signatory
       ---------------------------

/s/ Gil Barzilay
----------------------------------

Name:  Gil Barzilay
       ---------------------------
Title: Authorized signatory
       ---------------------------


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                                   SCHEDULE 1


OFER HI-TECH INVESTMENTS LTD.

Address:       Ramat Aviv Tower
               6th Floor
               40 Einstein Street
               Tel Aviv, Israel 69102
Telephone No:  +972-(0)3-745-6000
Facsimile No.: +972-(0)3-760-4354

WITH A MANDATORY COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Herzog, Fox & Neeman
Asia House, 4 Weizmann Street
Tel-Aviv 64239 Israel
Attention:     Alon Sahar, Advocate
Telephone No.: (972)-(3)-692-2861
Facsimile No.: (972)-(3)-696-6464

BANK HAPOALIM B.M.

23 Menachem Begin Street
Migdal Levinstein
Tel Aviv, Israel
Attention:     Rachel Arbel
Telephone No.: (972)-(3)-567-4757
Facsimile No.: (972)-(3)- 5675699

WITH A MANDATORY COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Yigal Arnon & Co.
1 Azrieli Center
Tel-Aviv, 67021
Telephone No.: (972)-(3)-608-7856
Facsimile:     (972)-(3)-608-7727
Attention:     David H. Schapiro, Advocate